EXHIBIT 11

                          FRED'S, INC.

               COMPUTATION OF NET INCOME PER SHARE

                           (unaudited)

            (in thousands, except per share amounts)

                                             Thirteen Weeks Ended
                                             --------------------
                                              May 4,   April 29,
                                               1996      1995
                                             --------------------
Primary net income per share

  Net income                                   $2,052    $2,255
                                                =====     =====

  Weighted average number of common shares
   outstanding during the period                9,326     9,307

  Additional shares attributable to common
   stock equivalents                               -         -
                                                -----     -----

                                                9,326     9,307
                                                =====     =====

  Net income per share                         $  .22    $  .24
                                                =====     =====

Fully diluted net income per share

  Net income                                   $2,052    $2,255
                                                =====     =====

  Weighted average number of common shares
   outstanding during the period                9,326    9,307

  Additional shares attributable to common
   stock equivalents                               -        -
                                                -----     -----

                                                9,326     9,307
                                                =====     =====

  Net income per share                         $  .22    $  .24
                                                =====     =====